Exhibit (j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Scudder Institutional Funds on Form N-1A ("Registration Statement") of our report dated August 15, 2005, relating to the financial statements and financial highlights which appears in the June 30, 2005 Annual Report to Shareholders of Scudder Daily Assets Fund Institutional, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 26, 2005